Exhibit 99.1

Copart Appoints Jeff Liaw as CEO and Director and Jay Adair as Executive Chairman

Dallas, Texas March 11, 2024 – Copart, Inc. (NASDAQ: CPRT) today announced that its Board of Directors has appointed Jeff Liaw as the company’s sole Chief Executive Officer (CEO) and as a member of the Board of Directors. Mr. Liaw has been serving as Co-CEO since March 2022. In addition, Jay Adair, who served as the Company’s CEO from February 2010 to February 2022 and as Co-CEO along with Mr. Liaw since March 2022 will step down from that role. In addition, the Board of Directors has appointed Mr. Adair as Executive Chairman, and he will remain an active executive officer of the company in that capacity. The above changes are effective April 1, 2024.

Mr. Liaw joined Copart in 2016 as Chief Financial Officer (CFO) and was promoted to President in 2019. Mr. Liaw was named Copart’s CEO North America in February of 2021 and Co-CEO in March of 2022. Prior to joining Copart, Mr. Liaw served as the CFO of FleetPride, Inc. and as a principal of TPG Capital Management, L.P., a private equity firm. He earned a B.A. and B.B.A. from the University of Texas, and an M.B.A. from Harvard.

Commenting on Jeff’s appointment, Willis Johnson, who will remain Chairman of the Board of Directors, said: “Today’s appointment of Jeff as CEO recognizes his significant contributions to Copart over the last eight years and the board’s confidence in him to lead Copart into the future. Jay’s thoughtful succession planning has positioned Copart to seamlessly transition leadership responsibilities, while continuing our tireless pursuit of delivering outstanding outcomes to our customers.”

Mr. Adair added, “I congratulate Jeff on his continued success in leading Copart. Jeff thinks like a founder, and I have no doubt he will continue to grow Copart in the years ahead with a profound focus on our customers and employees.”

About Copart

Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platforms link sellers to more than 750,000 members in over 190 countries. Copart offers services to process and sell vehicles to dealers, dismantlers, rebuilders, exporters, and to the general public. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers, vehicle rental companies, and individuals. With operations at over 250 locations in 11 countries, Copart has more than 265,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), Brazil (Copart.com.br), the Republic of Ireland (Copart.ie), Germany (Copart.de), Finland (Copart.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact

Brooke Boston

Executive Assistant, Office of the Chief Financial Officer

brooke.boston@copart.com